                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


               WHEREAS, CKS Group, Inc., a California corporation (hereinafter referred to as the "Employer" or "CKS Group") and Richard Villante ("Employee") (jointly referred to hereafter as the "parties") wish to enter into an employment agreement ("Agreement");

               WHEREAS, CKS Group and Employee entered into an Employment Agreement in March 1997 and desire to amend and restate such Employment Agreement in its entirety;

               NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL BENEFITS TO EACH OF THE PARTIES, THEY HEREBY AGREE AS FOLLOWS:

               1.     Employment.

                      1.1 Position. Employee agrees to serve as the Employer's President of "Company to be named" ("President"), reporting to Mark D. Kvamme, Chairman and Chief Executive Officer ("C.E.O.") of CKS Group, Inc. Employee shall manage the day-to-day operations of the "Company to be named" Company (hereinafter referred to as the "Company"), with the specific objectives of:

                             (a) maintaining and extending terms of existing and
acquired contracts, including identification of merger and acquisition opportunities;

                             (b) keeping all CKS Group, Inc. executive officers
informed of all material facts and developments concerning the Company's operations;

                             (c) hiring, firing, promoting, demoting and
discipline of non-managerial operations personnel, consistent with CKS Group, Inc.'s human resources policies and procedures, and other policies of the Company;

                             (d) making regular reports on the Company's
operations to the C.E.O. and to the Board of Directors of CKS Group, Inc. (the "Board"), as well as making other special reports as required by the C.E.O. and/or the Board;

                             (e) training such persons as may be designated by
the C.E.O. with respect to any or all aspects of the Company's operations including a successor President;

                             (f) in the case of Employee's departure from
employment with the Company, working with other executive officers of the Company in order to ensure a smooth transition to a successor President for the Company; and

                             (g) responding as required for participating in the
acquisition of new entities and in the supervision of those newly acquired entities as is designated by the C.E.O.

               1.2 Time and Effort

                             (a) Subject to Paragraph 1.2(b) and 1.2(c) below,
during his employment, Employee shall devote his full energies, interest, abilities, and productive time to the performance of this Agreement and shall not, without the C.E.O.'s prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his duties under this Agreement.

                             (b) Current Outside Employment. The parties hereby
agree that, during the term of this Agreement, Employee may hold the position of director at the Cabrini Medical Foundation. As stated in Paragraph 1.2(a) above, Employee shall not accept outside employment or board of director membership other than as provided in this paragraph without the prior written consent of the CKS Group, Inc. Board of Directors, with the exception of the foundation referenced in this paragraph.

                             (c) Current Outside Investments. The parties hereby
acknowledge that Employee has engaged in stock purchases and other investments prior to the date of execution of this Agreement in companies which compete with CKS Group, Inc. and its affiliates. Effective on the date of execution of this Agreement, Employee shall not invest in or purchase shares in any advertising or marketing company, not including CKS Group, Inc. or its affiliates, which performs work substantially similar to that engaged in by CKS Group, Inc. or its affiliates, without the prior written authorization of the CKS Group, Inc. Board of Directors. This includes investments made directly by the Employee or investments made by the Employee through an investment advisor, investment counselor, or person with similar title and responsibilities. This does not include any holdings in a mutual fund or similar investment which includes shares of advertising and marketing companies within its investment portfolio, or acquisition of additional shares in companies in which Employee has invested as of the date of execution of this Agreement by way of stock splits or stock repurchase plans.

                             (d) Disclosure of Information. Employee recognizes
that as an executive of the Employer, Employee occupies a position of trust with respect to much business information of a secret or confidential nature which is the property of the Employer and which will be imparted to Employee from time to time in the course of Employee's duties. Employee therefore agrees that Employee shall not, at any time, whether in the course of his employment or thereafter, use or disclose directly or indirectly to any person outside the Employer any of such information, except as required in the ordinary course of Employee's duties under this Agreement.

               1.3 Duration of Employment. This Agreement provides for employment for a five (5) year term, commencing on a date mutually agreed to by employee and employer an in no event



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

later than May 12, 1997, (the "Start Date") and continuing until terminated by either party, as specified in Section 3 below.

               1.4 Location of Corporate Offices. The Company's corporate headquarters shall be located in New York city, New York. Employee's recommendation for the corporate office space must be approved by Mark D. Kvamme in advance of its establishment.

               1.5 Financial Advisor. Employee shall be permitted to hire a financial consultant who shall provide financial advice and assistance to the Company and who will jointly report to Employee and the Chief Financial Officer (C.F.O.) of CKS Group, Inc. The C.F.O. of CKS Group, Inc. will supervise this financial consultant on a day-to-day basis. Employee's final selection of a financial consultant must be approved by Mark D. Kvamme and the C.F.O. of CKS Group, Inc.

               1.6 First Year Expectations. Employee's primary responsibility shall be the acquisition and management of Company subsidiaries. It is expected during the first 12 months of Employee's employment that Employee shall identify and evaluate appropriate acquisition targets for consideration by the Company and CKS Group, Inc. Employee's performance shall be evaluated on the basis of Employee's acquisition efforts and the financial performance of the acquired entities, based upon individual financial goals set at or near the time of acquisition.

               2.     Compensation and Benefits.

               2.1 Basic Salary. Beginning on the Start Date, Employer shall pay a basic salary to Employee at the rate of $250,000.00 per year, payable in equal bi-weekly installments in accordance with Employer's regular payroll practices except as otherwise agreed between Employer and Employee, provided that no salary shall be due or payable during any period of unpaid leave, in accord with Employer's regular policies as they may exist or be changed from time to time. The compensation package shall be subject to periodic review, and any modifications thereto must be in a writing signed by the parties to this Agreement.

               2.1.1 Initial Stock Options. Subject to the provisions of Section 3 of this Agreement, after the Start Date Employee shall receive an option on 75,000 shares of CKS Group, Inc. Common Stock, which shall vest in accordance with the terms and conditions of the CKS Group, Inc. 1995 Stock Option Plan, and subject to any legal or other requirements imposed by law, the corporation's governing documents, or any relevant stock subscription agreements or rules of the corporation.

               2.2 Bonus. Employee shall be entitled to bonus compensation, based upon Employee's performance, as follows:

                             (a) Personal Incentive. Employee's performance will
be formally evaluated on or about the expiration of one year following the Start Date. As a result of said


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

performance evaluation, Employee will be granted a bonus of additional options on shares of CKS Group, Inc. Common Stock, depending upon Employee's performance as evaluated by the C.E.O. The criterion for said performance evaluation will be established within the first 30 days of Employee's employment through subsequent negotiations between Employee and Employer; provided, however, such agreement shall be reduced to writing and signed by the parties hereto. This option shall be offered in accordance with and subject to the terms and conditions of the CKS Group, Inc. 1995 Stock Option Plan and any legal or other requirements imposed by law, the corporation's governing documents, or any relevant stock subscription agreements or rules of the corporation. In subsequent years, and depending upon Employee's performance as evaluated by the Employer and subject to the same legal requirements, Employee will be eligible for the options provided to Employer's other executives pursuant to the 1995 Executive Compensation Plan.

                             (b) Objective Bonus. It is expected that the
newly-created Company will achieve specified gross revenue goals at 15% pretax operating profit under current accounting practices, or as those practices are changed by Employer from time to time. If these gross revenue and profitability goals are met or exceeded by the end of any relevant fiscal year, then additional bonus amounts will be allocated to the Company Management Team bonus pool. The gross revenue goals and bonus pool allocation procedure will be agreed within 30 days after the Start Date; provided, however, such agreement shall be reduced to writing and signed by the parties hereto. This section is not intended to create any third party beneficiaries to this Agreement.

                      2.3    Employee Benefits.

                             (a) Fringe Benefits. During his employment,
Employee shall be entitled to receive the Employee benefits described below (so long as, and to the extent that, Employer continues to provide these benefits), including life insurance with an indemnity amount in accordance with Employer's regular practice, and medical, dental, vision and disability insurance in accordance with Employer's plans as they exist or are modified from time to time.

                             (b) Automobile. Beginning on the Start Date and
continuing for the duration of the term of this Agreement, Employer will provide Employee a monthly automobile subsidy for the acquisition, insurance and maintenance of a vehicle for Company business use of $833.00 per month, payable in equal installments in accordance with the Employer's regular payroll practices.

                             (c) Parking Allowance. Beginning on the Start Date
and continuing for the duration of the term of this Agreement, Employer shall reimburse Employee for reasonable monthly expenses incurred in order to obtain parking at the location of Employee's office, not to exceed $300.00 per month.

                             (d) Vacation. Employee shall also be entitled to
annual vacation which will accrue at the rate of the greater of either twenty
(20) days per annum, or such greater amount as is consistent with Employer's executive vacation practices, subject, however, to the accrual maximums



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now or hereafter set by Employer's policies for the accrual of unused vacation, but in no event shall the accrual maximum for Employee be less than twenty (20) days. Employee shall also be entitled to holiday pay for all holidays recognized by Employer.

               2.4 Business Expenses. During Employee's employment, Employer shall reimburse Employee for reasonable out-of-pocket expenses incurred in connection with Employer's business, including travel and entertainment expenses, food, and lodging while away from home, subject to such policies as Employer may from time to time establish for its employees.

               2.5 Club Membership. Upon approval of the C.E.O., during Employee's employment, Employer shall reimburse Employee for reasonable out-of-pocket expenses, up to $5,000.00, incurred in connection with Employee's membership at appropriate club(s) and/or organization(s).

               2.6 Withholding. All amounts indicated above are before any required withholding for taxes. Employer may withhold from any and all payments, compensation or other remuneration paid to Employee such amounts as Employer believes it is required to withhold under any federal, state, local or foreign law, rule or regulation.

               3.     Termination.

               3.1 Termination Reasons. This Agreement may be terminated at-will by either party with or without cause or notice. Terms and conditions of employment with the Company may be modified at the sole discretion of the Company with or without cause or notice. Examples of the types of terms and conditions of employment which are within the sole discretion of the Company include, but are not limited to, promotion, demotion, transfers, compensation, benefits, discipline, layoff or recall, job duties and responsibilities, production standards, alteration or cessation of operations, and any other terms and conditions that the Company determines to be necessary for the safe, efficient and economic operation of its business.

               3.2 Severance Benefits. If this Agreement is terminated by either party for any or no reason, and Employee executes a severance agreement and release of claims in a form to be specified by the CKS Group, Inc. Board of Directors, such as that set forth in Exhibit A of this Agreement, Employee will receive the severance benefits in an amount equal to six (6) months salary as defined in section 2.1 above.

                             (a) Except as provided in this section, employee
shall not be entitled to compensation of any kind, and Employee shall forfeit any and all right to stock options not yet accrued and any bonus compensation during the year in which employment is terminated.

                             (b) The parties hereto may elect to continue
Employee's employment as a consultant or other employment relationship during the severance period, in which case the terms



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

and conditions of employment, including but not limited to those contained in Sections 4 and 5 of this Agreement, will still apply.

               3.3 Termination By Death or Disability. This Agreement will terminate automatically upon the death or permanent disability of Employee which cannot be reasonably accommodated by Employer, in which case Employee or his estate will be entitled only to compensation earned through the date of such death or permanent disability, and Employee shall forfeit any and all right to stock options not yet accrued and any bonus compensation during the year in which employment is terminated.

               4.     Trade Secrets and Confidential Information.

               4.1 Confidential Information. Employee hereby acknowledges that in order to perform Employee's duties as an employee of Employer, Employee has received, and will in the future be given access to, certain confidential, secret and proprietary information in the form of records, data, specifications, formulas, technology, inventions, devices, products, methods, know-how, processes, financial data, customer and/or vendor information and practices, customer lists, marketing methods, cost information, employee information and trade secrets (collectively, "Confidential Information") developed and owned by Employer concerning the business, products and/or services of Employer.

               4.2 Non-Disclosure. Except as otherwise specifically provided herein, Employee will not, directly or indirectly, disclose, or cause or permit to be disclosed, to any person or to any entity whatsoever any Confidential Information acquired pursuant to Employee's employment with Employer (whether acquired prior to or subsequent to the execution of this Agreement).

               4.3 Permitted Disclosure. Employee may disclose the Confidential Information only to the extent reasonably necessary and required in the discharge of Employee's duties as an employee of Employer.

               4.4 Duplication. Employee shall not, without the prior written consent of the C.E.O., duplicate or cause or permit to be duplicated, any material (including, without limitation, written, typed, or printed material, or material embodied in other forms including embodiment on computer discs and tapes) included in the Confidential Information covered hereby.

               4.5 Restricted Use. Except as specifically provided herein, Employee will not, directly or indirectly, use, or permit to be used for his personal benefit, at any time or in any manner whatsoever, any Confidential Information acquired pursuant to Employee's employment with Employer, or pursuant to Employee's capacity as consultant under Section 3. Employee shall not at any time or in any manner, unless required by Employee's job responsibilities or by law, publish, disclose or use for Employee's own benefit (or authorize anyone else to publish, disclose or make use of), any Confidential Information unless and until such Confidential Information shall cease to be secret as evidenced by general public knowledge.



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               4.6 Return of Information. Employee will immediately, upon the request of Employer, return to Employer all originals, copies or other summaries of any Confidential Information, or other information, received under this Agreement or otherwise. Employee will not retain, or cause or permit to be retained, any copies or other embodiments of the materials so returned.

               4.7 Non-Competition with Employer. During his employment, or during Employee's performance of any services as a consultant under Section 3.2, above, and so long as this contract remains in effect and any payments are being made to the Employee, Employee shall not, directly or indirectly, promote, participate, or engage in any activity or other business competitive with Employer's business, or any of its affiliates, and shall not solicit Employer's employees or customers, or the employees or customers of any of Employer's affiliates, nor shall Employee engage in any act or conduct which creates, or appears to create, a conflict of interest with Employer.

               5. Covenants. Employee covenants and agrees that unless approved in advance expressly in writing by the C.E.O. or the Board, during the term of his employment and/or during the term of any subsequent consulting arrangement with the Employer, he will refrain from:

                             (a) Any direct or indirect communication in which
Employee expressly or impliedly makes any statement or conveys any information derogatory of CKS Group, Inc. or its affiliates, successors or assigns.

                             (b) Any direct or indirect communication with
anyone for the purpose of, or on the subject of, procuring, assisting, defeating or identifying any possible transaction in which a substantial amount of the assets of CKS Group, Inc. or its affiliates, successors or assigns might be acquired.

                             (c) Any direct or indirect communication with, or
disclosure to, anyone of the interest, if any, of CKS Group, Inc. or its affiliates, successors or assigns in pursuing discussions regarding a potential acquisition of other businesses or enterprises, or of the terms, conditions or other facts with respect to any such possible acquisition or financing, except as is required by Employee's job responsibilities as described in Section 1.1.

                             (d) Any direct or indirect communication with any
investment banker, or other potential acquisition or financing intermediary regarding CKS Group, Inc., or its affiliates, successors or assigns, except as is required in the ordinary course and scope of Employee's duties.

                             (e) Any direct or indirect communication with
anyone other than authorized personnel or representatives of CKS Group, Inc., including, but not limited to, competitors of CKS Group, Inc. or its affiliates, regarding the financial condition, business strategies, or plans of CKS Group, Inc., its affiliates, successors or assigns, except as required to carry out non-material operations of CKS Group, Inc. or its affiliates.



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

                             (f) Any direct or indirect disclosure of any
information regarding the business or operations of CKS Group, Inc. or its affiliates, successors or assigns, including but not limited to confidential financial, customer, or personnel information, except as expressly permitted by the C.E.O. and to the extent such disclosure can be made without violating the trade secret/proprietary information agreement above.

               6.     Miscellaneous.

               6.1 Notice. All notices, requests and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given (a) upon receipt, if given by personal delivery; (b) upon delivery, if given by electronic facsimile; and (c) upon the third business day following mailing, if mailed by deposit in the United States mail, with certification and postal charges prepaid, addressed as follows:


                      If to Employer:

                      CKS Group, Inc.
                      10441 Bandley Drive
                      Cupertino, CA  95014
                      Attn:  Chairman and Chief Executive Officer
                      Tel:  (408) 366-5100
                      Fax:  (408) 366-5120


                      If to Employee:

                      Richard Villante
                      c/o Neil Prupis, Esq.
                      Lampf, Lipkind, Prupis, Petigrow & LaBue
                      80 Main Street
                      W. Orange, NJ 97052
                      Tel:  (201) 325-2100

               6.2 Delegation of Duties. Employee may not delegate the services and obligations he is required to perform under this Agreement. Any attempt by Employee to delegate his duties hereunder shall be null and void.

               6.3 Amendment. This Agreement may be modified or amended only by and to the extent that such modification or amendments is reduced to a written agreement executed by



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

Employer and Employee, and references this Agreement and identifies itself as a modification or amendment to this Agreement.

               6.4 Previous Agreements. This Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments, and practices between the parties, including all prior employment or consulting agreements, whether or not fully performed before the date of this Agreement.

               6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

               6.6 Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section thereof.

               6.7 Severability. If provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision will be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid, legal and enforceable; if such provision cannot be amended as provided above, it will be stricken and the remainder of this Agreement will remain in full force and effect.

               6.8 Arbitration. It is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, before an arbitrator as set forth below, and the prevailing party shall be entitled to recover its reasonable costs and attorneys' fees. The prevailing party in said litigation shall be the same party who would be entitled to an award of costs and attorneys' fees in civil litigation. The parties agree that if they have any dispute as to the terms of or obligations created by this Agreement, or should either party to this Agreement have any dispute as to Employee's termination or compensation, or should Employee allege that Employer or any of its employees, managers, officers, directors or other representatives has violated any of Employee's rights under state or federal civil rights laws including, but not limited to, the California Fair Employment and Housing Act (Cal. Gov. Code Sections 12900, et seq.), the Civil Rights Act of 1964 (42 U.S.C. Sections 2000e, et seq.), the Equal Pay Act of 1963 (29 U.S.C. Sections 206(d)), the Americans With Disabilities Act of 1990 (42 U.S.C. Sections 12101, et seq.), or California Labor Code Section 1102.1, they will submit any such dispute to final and binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association before a neutral arbitrator selected from the list of Commercial Arbitrators maintained by that Association, or before any other neutral, and pursuant to any other such procedures, as the parties may agree upon. To be timely, any such dispute must be referred to arbitration within twelve (12) months of the incident or complaint giving rise to the dispute; disputes not referred to arbitration within such twelve (12) month period shall be deemed waived, and the arbitrator shall deny any untimely claims. THE PARTIES EXPRESSLY AGREE THAT SUCH ARBITRATION SHALL BE THE EXCLUSIVE, FINAL AND BINDING



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REMEDY FOR ANY DISPUTE INVOLVING OR RELATED TO AN ALLEGED BREACH OF THIS
AGREEMENT, EMPLOYMENT TERMINATION, COMPENSATION, THE VIOLATION OF MR. VILLANTE'S CIVIL RIGHTS, OR ANY OTHER MATTER ARISING OUT OF OR RELATED TO MR. VILLANTE'S EMPLOYMENT, AND HEREBY EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A COURT TRIAL OR A JURY TRIAL OF ANY SUCH DISPUTE. In making an award, the arbitrator shall have no power to add to, delete from or modify this Agreement, or to enforce purported unwritten agreements or prior agreements, or to construe implied terms or covenants into the Agreement, the parties being in agreement that no such oral or implied terms or covenants or unwritten agreements or prior agreements are intended by them to remain enforceable, to the extent they may ever have been so. In reaching his or her decision, the arbitrator shall adhere to the relevant law and applicable precedent, and shall have no power to vary therefrom. In construing this Agreement, its language shall be given a fair and reasonable construction in accordance with the intention of the parties, and without regard to, or the aid of, section 1654 of the California Civil Code. At the time of issuing a decision, the arbitrator shall (in the decision or separately) make specific findings of fact and shall set forth such facts as support the decision, as well as his conclusions of law, and the reasons and bases for his opinion, and such a decision incorporating these elements shall be a condition precedent to its enforcement. The decision of the arbitrator shall be final and binding, provided, however, that in the event the arbitrator exceeds the powers or jurisdiction here conferred, or fails to issue a decision in conformance herewith, it is specifically agreed that the aggrieved party may petition a court of competent jurisdiction to correct or vacate such award, and that the arbitrator's act of exceeding his or her powers shall be grounds for granting such relief. It is further agreed by the parties that venue for any arbitration proceedings shall be Santa Clara County, California. This arbitration clause is entered pursuant to, and shall be governed by, the Federal Arbitration Act (9 U.S.C. Section 1, et seq.), but in all other respects this agreement shall be governed by the provisions of California law. If any one or more provisions of this arbitration clause shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

               6.9 Termination of Prior Agreement. CKS Group and Employee agree that this Agreement sets forth the sole and entire agreement on the subject matter among CKS Group and Employee. Upon execution of this Agreement by CKS Group and Employee, all prior Employment Agreements between CKS Group and Employee shall be terminated in their entirety and superseded and governed by this Agreement.

               6.10 Waiver. Waiver of any default or breach of this Agreement or of any warranty, representation, covenant or obligation contained herein shall not be construed as a waiver of any subsequent breach.



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

               6.11 As used through this Agreement, "the "Employer" shall include CKS Group, Inc., a Delaware corporation (including its subsidiaries, affiliated companies, officers, directors, managers, employees, agents, attorneys, consultants, advisors, representatives, successors and assigns).

        IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts which, taken together, shall constitute one agreement.



                                     EMPLOYER:
                                     "Company to be Named" (the "Company")
                                     by:  CKS GROUP, INC.

Date:  November 28, 1997             By:     /s/ Mark D. Kvamme
                                        ----------------------------------------
                                            Mark D. Kvamme
                                            Chairman and Chief Executive Officer

                                     CKS GROUP, INC.


Date:  November 28, 1997             By:     /s/ Mark D. Kvamme
                                        ----------------------------------------
                                            Mark D. Kvamme
                                            Chairman and Chief Executive Officer


                                     EMPLOYEE:


Date: November 28, 1997              By:     /s/ Richard Villante
                                        ----------------------------------------
                                             Richard Villante



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